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                                                                  EXHIBIT 10.29

                    SEPARATION AGREEMENT AND GENERAL RELEASE


         Walbro Corporation ("Walbro" or the "Company") and Lambert E. Althaver (the "Executive") hereby enter into this Separation Agreement ("Agreement") this 20th day of May, 1998:

         WHEREAS, Executive has been employed as Chief Executive Officer of Walbro and been an officer and director with various entities affiliated with Walbro, including without limitation, Walbro Corporation; Walbro Netherlands B.V.; Auburn Die Cast; U.S. Coexcell, Inc.; Walbro Automotive Japan, Inc.; Walbro Korea, Ltd.; Walbro Automotive S.A. - France; Walbro Automotive AS - Norway; Walbro Automotive Limited - United Kingdom; Walbro Automotive FSC, Inc.; CME, Marwal Systems, SNC; Mitsuba-Walbro, Inc.; and Whitehead Engineered Products, Inc. (collectively, the "Affiliates"); and

         WHEREAS, Walbro and Executive are parties to a certain Employment Agreement dated August 16, 1996 and a certain Termination and Change of Control Agreement dated August 16, 1996 (collectively the "Prior Agreements") and wish to terminate the Prior Agreements and sever their employment relationship and fully settle all claims which either party has or may have; and

         WHEREAS, Executive has concluded it is in his best interest to retire and resign his position with the Company and the Affiliates, subject to the terms and conditions provided in this Agreement, and the Company has agreed to accept Executive's resignation;.

         WHEREAS, both parties desire to part on the terms and conditions contained in this Agreement.

         NOW, THEREFORE, Walbro and Executive agree as follows:

         1. Effective as of the close of business on April 15, 1998 ("Separation Date"), Executive resigns his employment and the office of Chief Executive Officer, and effective as of the close of business on May 20, 1998, Executive resigns directorships Executive may hold with Walbro and any of its Affiliates and his position as Chairman of the board of directors of Walbro. Executive and Walbro shall implement the resignation in a manner designed to ensure the least disruption to the operations and business of Walbro and its Affiliates, while continuing the good standing in which Executive is held in the industry and his community. After the Separation Date, except as described in this Agreement, neither Executive nor Walbro shall have any further obligation under the Prior Agreements.

         2. No provision of the Prior Agreements shall survive this Agreement, except subsections (a) and (b) of Section 11 of the Termination and Change of Control Agreement


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entered into by and between Executive and Walbro on August 16, 1996
("Termination and Change of Control Agreement") as provided above in Section 9 of this Agreement.

         3. In consideration for the agreements and in full and final settlement of all of Executive's stated and unstated claims, Walbro agrees:

            (a) Walbro shall continue to pay Executive his Annual Base Salary at the rate in effect (Four Hundred and Fifty Thousand Dollars ($450,000.00) per annum) through August 15, 1998, less all appropriate deductions and withholdings required by law.

            (b) Within seven days following the Effective Date, Walbro shall pay Executive Fifty-One Thousand Five Hundred Sixty-Two and 50/100 Dollars ($51,562.50), less all appropriate deductions and withholdings required by law, as Executive's Annual Incentive Compensation for the fiscal year ending 1998 (such amount determined by multiplying the average of Executive's fiscal year 1995, 1996, and 1997 bonuses by a fraction, the numerator of which is 227, the number of days in 1998 through August 15, and the denominator of which is 365).

            (c) Stock Options granted under the Walbro Corporation Equity Based Long Term Incentive Plan (as identified in an interoffice memorandum from D. L. Hittler to L. E. Althaver dated March 16, 1998) shall be fully exercisable on and after the Separation Date for the lesser of six (6) years after the Separation Date or ten (10) years from date of grant.

            (d) One Thousand Seventy (1,070) Phantom Stock certificates shall be converted to stock certificates (or, alternatively, to cash at fair market value) on the date of notice provided by Executive; provided that such notice must be provided not later than August 29, 1998.

            (e) As of the date of this Agreement, Executive shall cease to accrue benefits under the Company's supplemental employee retirement plan ("SERP"); provided, however, Walbro shall pay to Executive ten (10) annual installments with the initial payment on September 1, 1998 under the SERP, less appropriate deductions and withholdings required by law. Each installment payment shall be One Hundred Ninety Six Thousand Six Hundred Ninety Five Dollars ($196,695).

            (f) Walbro shall provide office facilities through August 15, 1999, at a location to be chosen by Walbro.

            (g) Walbro will reimburse Executive for the monthly lease cost of his assigned vehicle (1998 Cadillac Seville) and shall provide insurance coverage for such vehicle from the Separation Date to August 15, 1999. Executive shall be responsible for operating, maintenance and repair costs.



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            (h)   All other fringe benefits shall terminate on May 20, 1998.

         4. In consideration for agreement and in full settlement of all claims:

            (a) Executive agrees to repay the One Hundred Thousand Dollars ($100,000) outstanding loan not later than August 15, 1998.

            (b) Executive agrees that, as a part of his responsibilities, he shall (i) return all Company property (including customer lists, data, software, etc.) in his possession and (ii) use reasonable efforts to assure a smooth transition of his duties and responsibilities to the management executives or other individuals designated by Walbro and shall provide the details concerning corporate opportunities which have not resulted in agreements with third parties in which he is and was involved and be available for consultation regarding general business matters for a period of one year following the Separation Date. Executive further agrees to cooperate with Walbro in the truthful and honest prosecution and/or defense of any claim in which the Released Parties (as hereinafter defined) may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation making himself available to participate in any proceeding involving any of the Released Parties, allowing himself to be interviewed by representatives of Walbro, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information; provided that Walbro shall provide Executive reasonable compensation for the time actually expended in such endeavors and shall pay Executive's reasonable expenses incurred at Walbro's request.

         5. Except for a claim based upon a breach of this Agreement, Executive hereby releases Walbro, its Affiliates, directors, officers and employees of any and all claims, suits, demands, actions or causes of action of any kind of nature whatsoever, whether the underlying facts are known or unknown, which Executive has or now claims, or might have a claim, pertaining to or arising out of Executive's employment by Walbro, his resignation therefrom, the Prior Agreements, or any other agreement or benefit plan of Walbro. This release covers all claims, actions or liability under (i) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 (42 U.S.C. Section 1981), the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Elliott Larsen Civil Rights Law, the Michigan Handicappers Civil Rights Act, and Michigan wage laws; (ii) any other federal, state or local statute, ordinance, or regulation regarding employment, compensation, employee benefits, termination of employment, or discrimination in employment; and (iii) the common law of any state relating to employment contracts, wrongful discharge, defamation, or any other matter. This release shall run to and be for the benefit of Walbro and each of its Affiliates or related entities, and all predecessors, successors and assigns thereof and each of their trustees, shareholders, directors, officers, Executives, agents and attorneys, past or present, and all predecessors, successors, heirs and assigns thereof (collectively "Released


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Parties"). This release shall run to and be binding upon Executive and his heirs and assigns. The Executive waives any reinstatement or future employment with the Company, and agrees never to apply for employment or otherwise seek to be hired, rehired, employed or reemployed by the Company or its Affiliates.

            The following provisions are applicable to and made a part of this Agreement and the foregoing general release and waiver:

            (a) Executive does not release or waive any right or claim which he may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, which arises after the date of execution of this Agreement; provided that Executive acknowledges and agrees that any claim under the Age Discrimination in Employment Act relating to his separation from employment with Walbro has arisen prior to the execution of this Agreement;

            (b) In exchange for this general release and waiver hereunder, Executive hereby acknowledges that he has received separate consideration beyond that which he is otherwise entitled to under the Prior Agreements, Walbro policy or applicable law;

            (c) Walbro hereby expressly advises Executive to consult with an attorney of his choosing prior to executing this Agreement, which contains a general release and waiver;

            (d) Executive has twenty-one (21) days from the date of presentment to consider whether or not to execute this Agreement. In the event of such execution, Executive has a further period of seven (7) days from the date of execution in which to revoke said execution by an unequivocal and written notice to Daniel L. Hittler, Secretary and Chief Administrative Officer, Walbro Automotive Corporation that shall be effective when actually received by Mr. Hittler if received by 5:00 p.m. on the seventh day after the signing of the Agreement, and this Agreement shall not become effective or enforceable until the expiration of such revocation period ("Effective Date"); and

            (e) Prior to pursuing any claim that requires the Court to disregard or invalidate this Agreement, Executive shall return to Walbro the consideration described in paragraph 3 above.

         6. Walbro and its Affiliates hereby remise, release and forever discharge and covenant not to sue and shall be deemed to have remised, released and forever discharged Executive of and from any and all causes and causes of action, suits, sums of money, debts, duties, accounts and accounting, breaches or defaults, damages, judgments and liabilities, by reason of any agreement, act or occurrence, fact or circumstance, conduct or misconduct, contractual or otherwise, general and special, contingent, known or unknown, liquidated or unliquidated, or matter, cause or thing whatsoever, from the beginning of time to the date


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hereof, including but not limited to Executive's employment with Walbro, provided, however, that nothing herein contained shall be deemed to release Executive from his obligations under this Agreement.

         7. Walbro shall indemnify Executive and advance expenses in accordance with its practices for former senior executive officers and directors. In addition, Walbro hereby agrees to indemnify and hold harmless Executive and any of his heirs, successors and assigns, and each of them, from and against any and all losses, damages, fines, assessments, claims, judgments, proceedings, expenses or liabilities (including, without limitation, reasonable attorneys' fees) arising out of, attributable to or which result from any claim by any of Walbro or Walbro's affiliates or by any third party against Executive based upon or related to (i) Executive's position as an officer and/or director of any of the Walbro or Walbro's affiliates; and (ii) Executive's function as a trustee of any Company-sponsored plans; except to the extent any such claim, as a matter of law, constitutes a claim for which Walbro is not permitted to indemnify Executive or arises out of enforcement of this Agreement.

         8. To the maximum extent permitted by law, (1) Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state or local agency or court against Walbro or any Released Party regarding the matters covered by the release contained in paragraph 5 above, except to enforce the terms of this Agreement; and (2) Walbro covenants not to sue or to institute or cause to be instituted any action in any federal, state or local agency or court against Executive or any Released Party regarding the matters covered by the release contained in paragraph 6 above, except to enforce the terms of this Agreement.

         9. Executive agrees to continue be bound by the provisions of subsections (a) and (b) of Section 11 "Non-Competition and Non-Disclosure; Executive Cooperation" of the Termination and Change of Control Agreement, such restrictions to continue to be in effect until August 15, 1999.

         10. This Agreement comprises the entire agreement between the parties with regard to the subject matter hereof. No modification of this Agreement shall be valid unless signed by the authorized representative of the party against whom such modification is sought to be enforced.

         11. Executive agrees that any breach by Executive of Section 9 of this Agreement will cause Walbro great injury which will be difficult, if not impossible, to measure and that such injury will be immediate and irreparable for which Walbro will have no adequate remedy at law. Consequently, Executive and Walbro agree that any material breach thereof by Executive shall entitle Walbro to the non-exclusive remedy of injunctive relief. Executive agrees that, in the event of a breach by Executive of this Agreement, Walbro would be more harmed by the denial of an injunction or other equitable relief than Executive would be harmed by the issuance of an injunction or other equitable relief and that the public interest would be furthered by the issuance of an injunction or other equitable relief to prevent further or additional breach of Section 9 hereof.



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         12. Executive agrees that neither this Agreement or performance hereunder constitutes an admission by Walbro of any violation of any federal, state or local law, regulation, common law, of any breach of any contract or any other wrongdoing of any type.

         13. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of Section 11 of the Termination and Change of Control Agreement enforceable. This Agreement or Section 11 of the Termination and Change of Control Agreement, as amended, shall be enforced so as to give effect of the intention of the parties insofar as that is possible; provided, however, that upon any finding by a court of competent jurisdiction that a release or waiver of claims or rights or a covenant provided by Section 11 of the Termination and Change of Control Agreement is illegal, void or unenforceable, the Executive agrees to execute promptly a release, waiver and/or covenant that is legal and enforceable. In addition, the parties hereby expressly empower a court of component jurisdiction to modify any term or provision of Section 11 of the Termination and Change of Control Agreement, as amended, to the extent necessary to comply with existing law and to enforce Section 11 of the Termination and Change of Control Agreement, as amended.

         14. This Agreement and Section 11 of the Termination and Change of Control Agreement shall be construed in accordance with the laws of the State of Michigan without regard to its choice of law rules, and the parties hereto consent to the exclusive jurisdiction of the State of Michigan courts, except as to the enforcement or execution of the judgement of any such court and as to either party seeking injunctive relief in any jurisdiction in which such party believes that a breach hereof may have occurred.

         15. Executive acknowledges that he has carefully read and fully understands the terms and provisions of this Agreement and all of his rights and obligations thereunder, has had an opportunity to be represented by legal counsel of his choosing, and that his execution of this Agreement is voluntary.

         16. Neither this Agreement nor any term or provision herein shall create any rights on the part of any person or entity as a third-party beneficiary.

         17. Walbro and Executive agree that neither will (without the prior written consent of the other) disclose, publish, indicate or, in any manner communicate, the terms and provisions of this Agreement to any other person or entity except: (a) as may be specifically required by law; (b) to his accountant and/or financial advisor to the extent necessary to prepare his tax returns; (c) to his attorney; and (d) to his spouse; and as may be otherwise publicly available. The Executive further agrees that prior to any such authorized disclosure, he will inform each such person to whom disclosure is to be made that the terms of the Agreement are confidential and he will secure the agreement of each such person to maintain the confidentiality of the terms and provisions of the Agreement. Walbro and Executive further agree that neither will disparage the other, the Affiliates or any of the Released Parties. The Executive agrees to refer any request for a reference to the attention of Mr. Daniel L. Hittler.



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         18. The Executive acknowledges that the Company hereby advises him in writing to consult with an attorney before signing this Agreement, that he was given a period of twenty-one (21) days within which to consider this Agreement, that he had an adequate opportunity to review this Agreement with an attorney, that he fully understands its terms, that her was not coerced into signing it, and that he has signed it knowingly and voluntarily. The Executive understands that by signing this Agreement, he is waiving each and every claim he has, had, or may have regarding his employment by, or termination of employment with, the Company.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.


WALBRO CORPORATION

By:   /s/ DANIEL L. HITTLER                     By:   /s/ LAMBERT E. ALTHAVER
   -----------------------------                   -----------------------------
         Daniel L. Hittler                             Lambert E. Althaver
















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